UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2018

CSX CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	1-08022	62-1051971
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Water Street, 15th Floor, Jacksonville, Florida	32202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 359-3200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2018, the Board of Directors of CSX Corporation (the “Company” or “CSX”) appointed Edmond L. Harris, age 68, as Executive Vice President of Operations.

From April 2010 until his retirement in April 2011, Mr. Harris served as Executive Vice President and Chief Operating Officer at Canadian Pacific Limited and Canadian Pacific Railway Company. He served as Executive Vice President of Operations at Canadian National Railway Company (“CN”) from March 2005 to January 2007, as its Senior Vice President of Operations from July 2003 to March 2005, and as Chief Transportation Officer from January 2001 to June 2003. Mr. Harris also held various key operating positions at Illinois Central Railroad prior to its acquisition by CN. At Illinois Central Railroad and CN, Mr. Harris worked closely with E. Hunter Harrison, the Company’s former President and Chief Executive Officer, to implement the Precision Scheduled Railroad model. Mr. Harris has also served as an independent rail operations consultant providing advice to various rail shippers and railroads, including CSX, from June 2007 to March 2010, and again following his retirement from Canadian Pacific Limited and Canadian Pacific Railway Company in April 2011.

There is no arrangement or understanding between Mr. Harris and any other person pursuant to which he was selected as an officer. There are no family relationships between Mr. Harris and any director or executive officer of the Company, and Mr. Harris is not a party to any transaction in which the Company is a participant.

In connection with Mr. Harris’ appointment as Executive Vice President of Operations, the Company has entered into a two-year employment agreement with Mr. Harris. Upon signing his employment agreement, Mr. Harris was granted a cash bonus of $250,000 and an equity award of $750,000 (the “Sign-On Equity Award”), comprised 100% of stock options to acquire shares of the Company’s common stock, which will have an exercise price equal to the closing trading price of the Company’s stock on the date of grant. Mr. Harris’ employment agreement also provides for an annual base salary of $600,000 and a short-term incentive opportunity equal to 90% of his annual base salary. Mr. Harris will be eligible to participate in the Company’s long-term incentive plans with target long-term incentive plan grants in the aggregate amount of $2,000,000 for each long-term incentive plan performance period.

The Sign-On Equity Award will vest three years after the date of grant and the long-term incentive plan grants will vest over the applicable performance period, each subject to Mr. Harris’ continued employment by the Company, except that if Mr. Harris (i) is terminated without cause or resigns with good reason, the Sign-On Equity Award and each outstanding long-term incentive plan award will vest on a prorated basis determined by multiplying the shares of the Company’s stock covered by each such equity award by a fraction, the numerator of which is the number of months in the vesting or performance period applicable to such equity award that have elapsed from the commencement of the applicable vesting or performance period through Mr. Harris’ termination date and the denominator of which is the total number of months in the applicable vesting or performance period, or (ii) retires, any outstanding unvested portion of the Sign-On Equity Award and any outstanding unvested portion of any long-term incentive plan award will remain outstanding and will continue to vest for the remainder of their respective terms.

The above summary of Mr. Harris’ employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of Mr. Harris’ employment agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference in this Current Report on Form 8-K.

Mr. Harris also entered into a change of control agreement with the Company, which is in the same form as provided to other senior executives of the Company. It generally provides that Mr. Harris will be entitled to 2.99 times his annual base salary plus target bonus in the event he (i) is terminated other than for cause, (ii) resigns for good reason or (iii) experiences a constructive termination, in each case within three years of a change in control of the Company.

This summary of Mr. Harris’ change of control agreement does not purport to be complete and is qualified in its entirety by reference to the change of control agreement attached as an exhibit to his employment agreement which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.	Other Events.

On January 8, 2018, the Company issued a press release regarding the appointment of Mr. Harris as Executive Vice President of Operations. A copy of the press release is attached as Exhibit 99.1 and is incorporated in this Current Report on Form 8-K in its entirety by reference.

Item 9.01.	Exhibits.

10.1	Employment Agreement, effective as of January 8, 2018, between CSX Corporation and Edmond L. Harris.

99.1	Press Release, dated January 8, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSX CORPORATION

By:	/s/ Nathan D. Goldman
Name:	Nathan D. Goldman
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

DATE: January 12, 2018